Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated November 2, 2010

CREDIT SUISSE

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - October 2010

1 November 2010



Highlights

- The CS FX Factor Index registered a gain of 0.27% in October. Year to date, the FX Factor index is down by 0.59%, with a realised volatility of 5.57%.
- Market sentiment remained overall constructive during the month, although uncertainty regarding the details of the largely anticipated QE2 from the Fed on November 3 has triggered some retracement in pro-liquidity strategies.
- Momentum continued to contribute strongly to the positive monthly performance, benefiting from general US dollar weakness, especially in the first half of October. Emerging Markets also contributed positively to this month's return.
- On the other hand, Growth, Terms of Trade underperformed, while contributions from Carry and Value were moderately negative.

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Performance Statistics

	October	3 Months	YTD	12 Months	5 Years
Excess Return	0.27%	1.64%	-0.59%	1.23%	17.68%
Realized Volatility	5.55%	5.06%	5.57%	5.53%	5.20%
Sharpe Ratio	0.61	1.29	-0.10	0.24	0.64
Skew	-0.61	-0.22	-0.37	-0.40	-0.36
Kurtosis	-0.56	-0.32	4.57	3.89	2.40
Maximum Drawdown	-1.50%	-1.65%	-4.73%	-4.73%	-4.96%
Maximum Drawdown Date	27 Oct 10	22 Sep 10	03 Aug 10	03 Aug 10	23 Sep 08

Source: Credit Suisse - Oct 2005 to Oct 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)



Index Level
FXFTERUS
250
245
240
235
230
225
220
Oct 09
Jan 10
Apr 10
Jul 10

Risk-Return Comparison (12 month rolling)



Return
Volatility
CS Tremont Hedge Fund Index
MSCI World
JP Morgan Global Bond Index
FX Parker Index
FXFTERUS
S&P GS Commodity Index
15%
13%
11%
9%
7%
5%
3%
1%
-1%
-3%
-5%
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Oct 2009 to Oct 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Strategy Contribution

	3 Months	12 Months
Carry	0.08%	1.10%
EM	0.50%	0.28%
Growth	-0.36%	0.65%
Momentum	2.69%	0.69%
Terms of Trade	-0.99%	-1.87%
Value	-0.29%	0.38%
Overall	1.64%	1.23%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
EM
Value
Momentum
Growth
Terms of Trade
Carry
FX Factor
Oct-09 / Jan-10
Jan-10 / Apr-10
Apr-10 / Jul-10
Jul-10 / Oct-10

Source: Credit Suisse - Oct 2009 to Oct 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (29 Oct 2010)	239.51
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.